Exhibit 99.1

Contact:
Sandra Rodriguez	225.388.7654

Albemarle Achieves Record Quarterly Earnings

Third quarter 2010 highlights:

•	Achieved record quarterly earnings of $1.02 per share, up nearly 80 percent over third quarter 2009 results.

•	Net sales increased 14 percent from prior year’s quarter to $585 million.

•

Outstanding operating performance with strong year-over-year profit growth across all three segments, including record segment income for Polymer Solutions and Catalysts for the third consecutive quarter.

•	Strong cash generation leading to cash and cash equivalents of $425 million at quarter end.

•	Achieved record EBITDA performance of $151 million and record EBITDA margin of 25.8 percent.

	Third Quarter Ended September 30,		Nine Months Ended September 30,
In thousands of dollars, except per share amounts	2010	2009	2010	2009
Net Sales	$585,036	$515,276	$1,757,789	$1,447,166
Operating Profit	$120,563	$62,925	$303,462	$122,843
Net Income attributable to Albemarle Corporation	$93,689	$52,131	$238,748	$116,023
Diluted earnings per share	$1.02	$0.57	$2.59	$1.26
Special item per share	$—	$—	$(0.05)	$(0.09)
Per share amount for one-time tax items	$—	$—	$—	$0.12
Diluted earnings per share excluding special and one-time tax items	$1.02	$0.57	$2.64	$1.23

BATON ROUGE, LA - October 21, 2010 – Albemarle Corporation (NYSE: ALB) reported third quarter 2010 earnings of $93.7 million, or $1.02 per share, compared to third quarter 2009 earnings of $52.1 million, or 57 cents per share. The Company reported net sales of $585 million in the third quarter 2010 compared to net sales of $515 million in the third quarter 2009.

Earnings for the nine months ended September 30, 2010 were $238.7 million, or $2.59 per share, compared to $116.0 million, or $1.26 per share, for the same period in 2009. Excluding the $7.0 million ($4.6 million after tax, or 5 cents per share) charge for restructuring costs at our Bergheim, Germany site in the first quarter 2010, and the special and one-time tax items reported for the nine months 2009, earnings for the nine months ended September 30, 2010 were $243.3 million, or $2.64 per share, and earnings for the same period in 2009 were $112.7 million, or $1.23 per share. Net sales for the nine months ended September 30, 2010 were $1.76 billion compared to $1.45 billion for the same period in 2009.

Commenting on the Company’s results, Mark C. Rohr, Chairman and CEO, stated “We reached several new milestones in the third quarter 2010, including generating the highest quarterly earnings and EBITDA in the Company’s history as well as outstanding cash generation. All three segments posted strong year-over-year gains in sales and operating profits. Demand continued to show strength through the quarter, contributing to an already tight supply situation for many of our products. While we expect some seasonal weakness for the fourth quarter, our business fundamentals remain solid and I believe we will finish the year with good momentum carrying us into 2011.”

Quarterly Segment Results

Polymer Solutions delivered net sales for the third quarter 2010 of $231.8 million, an 18 percent increase over net sales in the third quarter 2009, due primarily to improved volumes and pricing in our fire safety businesses, partly offset by unfavorable foreign exchange rate impacts. Polymer Solutions segment income for the third quarter 2010 was $58.5 million, a 125 percent increase from $26.0 million in the third quarter 2009. This increase was due primarily to strong volume and pricing improvements across the fire safety portfolio, particularly in brominated flame retardants, as well as higher production utilization rates.

Catalysts generated net sales for the third quarter 2010 of $214.8 million, a 14 percent increase over net sales in the third quarter 2009, due primarily to higher volumes and favorable mix in our refinery catalysts business, as well as higher volumes in our polyolefins business. Catalysts segment income for the third quarter 2010 was $68.9 million, a 106 percent increase from $33.4 million in the third quarter 2009. This improvement over the prior year quarter was attributable primarily to the overall favorable volume and mix impact for the segment, improved realization of metals costs in hydroprocessing refinery catalysts and favorable production utilization rates.

Fine Chemistry net sales for the third quarter 2010 were $138.4 million, a 7 percent increase over net sales in the third quarter 2009, due primarily to higher volumes and improved pricing, particularly in our performance chemicals businesses, partially offset by unfavorable foreign exchange rate impacts. Fine Chemistry segment income for the third quarter 2010 was $16.5 million compared to $14.2 million in the third quarter 2009. Improved sales volumes and price as well as production utilization in performance chemicals drove the 16 percent increase in segment income.

Corporate and Other

Corporate and other expense for the three- and nine-month periods ended September 30, 2010 was $17.5 million and $52.2 million, respectively. The increase over the comparable periods in 2009 was due mainly to higher personnel-related costs. In addition, the nine-month period ended September 30, 2009 included a favorable $7.8 million adjustment associated with the reversal of certain long-term employee benefit accruals.

Cash Flow

In the nine months ended September 30, 2010, cash on hand funded capital expenditures for plant, machinery and equipment of $50.0 million and dividends to shareholders of $36.9 million. During the quarter, interest and financing expenses were $6.1 million, essentially flat compared to third quarter 2009 expenses of $6.2 million.

At September 30, 2010, the Company had approximately $424.7 million in cash and cash equivalents. The Company has additional capacity to borrow in excess of $514 million under existing lines of credit with no significant debt maturities before 2013.

Taxes

Our third quarter 2010 effective income tax rate was 24.1 percent versus 9.7 percent in the third quarter 2009. Excluding special and one-time tax items, the full year 2010 effective tax rate is expected to be 24.3 percent as compared to 13 percent for the year 2009. This increase, compared to 2009, continues to be influenced by the level and geographic mix of income, with significantly higher income in the U.S.

Outlook

We remain optimistic toward achieving outstanding results for the year. Industry trends and customer order patterns support this view and we believe effective implementation of announced price increases, continued focus on cost and innovative product development will continue to drive strong operating performance as we close out the year and enter into 2011.

Earnings Call

The Company’s performance for the third quarter ended September 30, 2010 will be discussed on a conference call at 10:00 AM Eastern Daylight time on October 22, 2010. The call can be accessed by dialing 866-783-2140 (International Dial In # 857-350-1599), and entering conference ID 13752906. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investor Information at www.albemarle.com/Investor_information.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. Albemarle is committed to global sustainability and is continuing to advance its eco-practices and solutions in its three business segments, Polymer Solutions, Catalysts and Fine Chemistry, with Corporate Responsibility Magazine naming Albemarle among its prestigious “100 Best Corporate Citizens” list for 2010. Albemarle employs approximately 4,000 people and serves customers in approximately 100 countries. To learn more, visit www.albemarle.com.

Forward-Looking Statements

Some of the information presented in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations as reflected are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: deterioration in economic and business conditions; future financial and operating performance of our major customers and industries served by us; the inability to pass through increases in costs and expenses for raw materials and energy; competition from other manufacturers; changes in demand for our products; the gain or loss of significant customers; fluctuations in foreign currencies; and increased government regulation of our operations or our products. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2009 and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission.

Albemarle Corporation and Subsidiaries

Consolidated Statements of Income

(In thousands except per share amounts) (Unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales	$585,036	$515,276	$1,757,789	$1,447,166
Cost of goods sold	388,213	381,197	1,208,328	1,112,763

Gross profit	196,823	134,079	549,461	334,403
Selling, general and administrative expenses	61,924	56,171	195,319	153,086
Research and development expenses	14,336	14,983	43,722	46,081
Restructuring and other charges (a)	—	—	6,958	—
Port de Bouc charges (b)	—	—	—	12,393

Operating profit	120,563	62,925	303,462	122,843
Interest and financing expenses	(6,139)	(6,199)	(18,059)	(18,561)
Other income, net	1,303	343	1,584	488

Income before income taxes and equity in net income of unconsolidated investments	115,727	57,069	286,987	104,770
Income tax (expense) benefit (c)	(27,886)	(5,549)	(68,917)	1,675

Income before equity in net income of unconsolidated investments	87,841	51,520	218,070	106,445
Equity in net income of unconsolidated investments (net of tax)	9,179	5,809	29,950	17,962

Net income	97,020	57,329	248,020	124,407

Net income attributable to noncontrolling interests	(3,331)	(5,198)	(9,272)	(8,384)

Net income attributable to Albemarle Corporation	$93,689	$52,131	$238,748	$116,023

Basic earnings per share	$1.03	$0.57	$2.61	$1.27

Diluted earnings per share	$1.02	$0.57	$2.59	$1.26

Weighted-average common shares outstanding – Basic	91,312	91,588	91,335	91,481

Weighted-average common shares outstanding – Diluted	92,082	92,174	92,129	91,955

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands of Dollars) (Unaudited)

	September 30, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$424,673	$308,791
Other current assets	787,389	723,296

Total current assets	1,212,062	1,032,087

Property, plant and equipment	2,429,616	2,406,129
Less accumulated depreciation and amortization	1,419,752	1,379,246

Net property, plant and equipment	1,009,864	1,026,883

Other assets and intangibles	714,734	712,587

Total assets	$2,936,660	$2,771,557

LIABILITIES & EQUITY
Current portion of long-term debt	$10,182	$36,310
Other current liabilities	337,562	316,954

Total current liabilities	347,744	353,264

Long-term debt	755,552	776,403
Other noncurrent liabilities	285,872	307,131
Deferred income taxes	109,451	81,441
Albemarle Corporation shareholders’ equity	1,382,735	1,205,696
Noncontrolling interests	55,306	47,622

Total liabilities & equity	$2,936,660	$2,771,557

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Selected Consolidated Cash Flows Data

(In Thousands of Dollars) (Unaudited)

	Nine Months Ended September 30,
	2010	2009
Cash and cash equivalents at beginning of year	$308,791	$253,303
Cash and cash equivalents at end of period	$424,673	$260,434

Sources of cash and cash equivalents:

Net income	248,020	124,407
Proceeds from borrowings	58,710	20,269
Proceeds from exercise of stock options	4,679	4,083

Uses of cash and cash equivalents:
Capital expenditures	(50,006)	(83,610)
Purchases of common stock	(14,945)	—
Repayments of long-term debt	(109,346)	(133,332)
Dividends paid to shareholders	(36,883)	(33,306)
Dividends paid to noncontrolling interests	—	(8,911)
Contributions to defined benefit plans	(27,139)	(10,616)
Cash impact from deconsolidation of Stannica JV, net	(13,074)	—

Non-cash items:
Depreciation and amortization	71,486	74,539
Restructuring and other charges (a)	6,958	—
Port de Bouc charges (b)	—	12,393
Equity in net income of unconsolidated investments	(29,950)	(17,962)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Consolidated Summary of Segment Results

(In Thousands of Dollars) (Unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales:
Polymer Solutions	$231,847	$196,716	$683,789	$492,636
Catalysts	214,785	188,911	658,438	600,101
Fine Chemistry	138,404	129,649	415,562	354,429

Total net sales	$585,036	$515,276	$1,757,789	$1,447,166

Segment operating profit:
Polymer Solutions	$58,699	$27,243	$145,193	$31,562
Catalysts	61,721	28,845	167,056	90,314
Fine Chemistry	17,799	16,482	50,251	32,525

Subtotal	$138,219	$72,570	$362,500	$154,401

Equity in net income of unconsolidated investments:
Polymer Solutions	$2,040	$1,293	$6,859	$1,563
Catalysts	7,166	4,543	23,173	16,480
Fine Chemistry	—	—	—	—
Corporate & other	(27)	(27)	(82)	(81)

Total equity in net income of unconsolidated investments	$9,179	$5,809	$29,950	$17,962

Net income attributable to noncontrolling interests:
Polymer Solutions	$(2,235)	$(2,490)	$(4,749)	$(4,145)
Catalysts	—	—	—	—
Fine Chemistry	(1,291)	(2,244)	(4,443)	(4,402)
Corporate & other	195	(464)	(80)	163

Total net income attributable to noncontrolling interests	$(3,331)	$(5,198)	$(9,272)	$(8,384)

Segment income:
Polymer Solutions	$58,504	$26,046	$147,303	$28,980
Catalysts	68,887	33,388	190,229	106,794
Fine Chemistry	16,508	14,238	45,808	28,123

Total segment income	143,899	73,672	383,340	163,897
Corporate & other	(17,488)	(10,136)	(52,242)	(19,083)
Restructuring and other charges (a)	—	—	(6,958)	—
Port de Bouc charges (b)	—	—	—	(12,393)
Interest and financing expenses	(6,139)	(6,199)	(18,059)	(18,561)
Other income, net	1,303	343	1,584	488
Income tax (expense) benefit (c)	(27,886)	(5,549)	(68,917)	1,675

Net income attributable to Albemarle Corporation	$93,689	$52,131	$238,748	$116,023

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(a)	The nine-month period ended September 30, 2010 included charges amounting to $7.0 million ($4.6 million after income taxes, or 5 cents per share) that related principally to planned reductions in force at our Bergheim, Germany site.

(b)	The nine-month period ended September 30, 2009 included charges amounting to $12.4 million ($8.2 million after income taxes, or 9 cents per share) that related to the costs of a final contract settlement arising from our 2008 disposition of the Port de Bouc, France facility.

(c)	The nine-month period ended September 30, 2009 included a $9.2 million (10 cents per share) one-time benefit due mainly from a tax issue settlement for the years 2005 through 2007 with the U.S. Internal Revenue Service, a $4.2 million benefit associated with the Port de Bouc charge described in footnote (b) and other net benefit items of approximately $2.3 million (2 cents per share) resulting from tax adjustments related to prior periods.

Additional Information

It should be noted that earnings or per share amounts excluding special items, EBITDA, one-time tax items, segment operating profit and segment income are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These measures are presented here to provide more reflective views of our operations, provide transparency to investors and enable period-to-period comparability of financial performance.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investor Information section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Investor Relations.” Also, see attached for a supplemental reconciliation of our segment operating profit and segment income amounts to GAAP Operating profit and GAAP Net income attributable to Albemarle Corporation, respectively, as well as for a supplemental reconciliation of our GAAP Net income attributable to Albemarle Corporation to EBITDA.

ALBEMARLE CORPORATION AND SUBSIDIARIES

Non-GAAP Reconciliation

(In Thousands of Dollars)

(Unaudited)

Our segment information includes measures we refer to as “segment operating profit”, “segment income”, and “EBITDA”, which are financial measures that are not required by, or presented in accordance with, GAAP. The Company has reported segment operating profit, segment income and EBITDA because management believes that these financial measures provide transparency to investors and enable period-to-period comparability of financial performance. Segment operating profit, segment income and EBITDA should not be considered as alternatives to operating profit or net income attributable to Albemarle Corporation, as determined in accordance with GAAP.

See below for a reconciliation of segment operating profit and segment income, the non-GAAP financial measures, to operating profit and net income attributable to Albemarle Corporation, respectively, the most directly comparable financial measures calculated and reported in accordance with GAAP.

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Total segment operating profit	$138,219	$72,570	$362,500	$154,401
Corporate & other *	(17,656)	(9,645)	(52,080)	(19,165)
Restructuring and other charges	—	—	(6,958)	—
Port de Bouc charges	—	—	—	(12,393)

GAAP Operating profit	$120,563	$62,925	$303,462	$122,843

Total segment income	$143,899	$73,672	$383,340	$163,897
Corporate & other	(17,488)	(10,136)	(52,242)	(19,083)
Restructuring and other charges	—	—	(6,958)	—
Port de Bouc charges	—	—	—	(12,393)
Interest and financing expenses	(6,139)	(6,199)	(18,059)	(18,561)
Other income, net	1,303	343	1,584	488
Income tax (expense) benefit	(27,886)	(5,549)	(68,917)	1,675

GAAP Net income attributable to Albemarle Corporation	$93,689	$52,131	$238,748	$116,023

* Includes corporate non-controlling interest and equity adjustments of $(168) and $491 for the three-month periods ended September 30, 2010 and 2009, respectively, and $162 and $(82) for the nine-month periods ended September 30, 2010 and 2009, respectively.

See below for a reconciliation of EBITDA, the non-GAAP financial measure, from net income attributable to Albemarle Corporation, the most directly comparable financial measures calculated and reported in accordance with GAAP. EBITDA is defined as Net income attributable to Albemarle Corporation before interest and financing expenses, income taxes, depreciation and amortization.

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net income attributable to Albemarle Corporation	$93,689	$52,131	$238,748	$116,023

Add:
Interest and financing expenses	6,139	6,199	18,059	18,561
Income tax expense (benefit)	27,886	5,549	68,917	(1,675)
Depreciation and amortization	23,075	24,135	71,486	74,539

EBITDA	$150,789	$88,014	$397,210	$207,448

Net Sales	$585,036	$515,276	$1,757,789	$1,447,166

EBITDA Margin	25.8%	17.1%	22.6%	14.3%